September 29, 1997


American Resources and Development Company
102 West 500 South, Suite 400
Salt Lake City, Utah 84101

Gentlemen:

                  We furnish this opinion to be filed as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") of American Resources and Development Company (the "Company") to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of 17,000 shares of common stock, $0.001 par value (the "Shares").

                  We are familiar with the proceedings taken by the Company in connection with the Registration Statement and the proposed issuance.

                  We are members of the Bar of the State of Utah and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Utah and the federal laws of the United States of America.

                  Upon the basis of the foregoing and such investigations as we have deemed necessary in connection with this opinion and, assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, we are of the opinion that, upon the sale of the Shares in the manner contemplated in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Parry Lawrence & Ward

                                PARRY LAWRENCE & WARD
RJL:SMM